Exhibit 4.1
AMENDMENT NO. 3 TO THE
STOCKHOLDER RIGHTS AGREEMENT
               The Stockholder Rights Agreement , made and entered into as of July 13, 2004, by and between The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), and Computershare Trust Co., N.A. (formerly EquiServe Trust Company, N.A.), a national banking association, organized and existing under the laws of the United States (the “Rights Agent”), as amended by Amendment No. 1 to Rights Agreement, dated as of November 9, 2004, and Amendment No. 2, dated as of February 5, 2005 (collectively, the “Agreement”), is hereby amended by this Amendment No. 3 to the Stockholder Rights Agreement, dated as of June 10, 2009 (the “Amendment”). Capitalized terms not otherwise defined herein shall have the meanings assigned to those terms as set forth in the Agreement.
               WHEREAS, pursuant to Section 27 of the Agreement the Company may, prior to the Distribution Date, supplement or amend the Agreement without the approval of any holders of Rights or Common Shares to make any provisions with respect to the Rights which the Board of Directors of the Company may deem necessary or desirable.
               WHEREAS, as of the date of this Amendment, a Distribution Date has not occurred.
               NOW, THEREFORE, the parties agree as follows:
     1. Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:
(a) (x) “Acquiring Person” shall mean any Person (as defined) who shall be the Beneficial Owner (as defined) of 12 percent or more of the Common Shares of the Company then outstanding, subject to the exceptions stated in this Section 1(a). An Acquiring Person shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan (“Plan”) of the Company or of a Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such Plan or (ii) any Person who as of the Record Date is the Beneficial Owner of 12 percent or more of the Common Shares then outstanding (such Persons shall be hereinafter referred to individually as a “Grandfathered Stockholder” and such Beneficial Ownership percentage of each Grandfathered Stockholder as of the Record Date shall be referred to as such stockholder’s “Grandfathered Percentage”), unless and until such Person shall thereafter acquire Beneficial Ownership of additional Common Shares (other than an acquisition of the Common Shares as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally), at which time such Person shall be deemed to be an Acquiring Person.
     (y) Notwithstanding Section 1(a)(x), Invesco Private Capital Inc. (“IPC”), WL Ross & Co. LLC (“WLRCo.”), WLR Recovery Fund IV, L.P. (“WLR-IV”), WLR IV Parallel ESC, L.P. (“Parallel Employee Fund”), Wilbur L. Ross,

Jr., his successor as Chairman or Chief Executive Officer of IPC or WLRCo. and any other director or officer of IPC or WLRCo. (other than any such director or officer who does not control the investment decision-making process of IPC or WLRCo. or any of the respective controlled Affiliates of IPC and WLRCo.) and the respective controlled Affiliates of any of the foregoing (including any limited partnership or other entity for which any such Person is the general partner, managing member or investment advisor), but excluding any portfolio company (which, for purposes hereof, shall mean a company that meets each of the following requirements: (i) one of the foregoing Persons which has as its principal business the making and holding of investments owns a significant equity interest in such company as an investment; (ii) such company is actively engaged in a trade or business; and (iii) such company is neither an investment company as defined in Section 3 [15 USCS Section 80a-3] (other than a small business investment company which is licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958 and which is a wholly owned subsidiary of the business development company) nor a company which is an investment company or would be an investment company except for the exclusion from the definition of investment company in Section 3(c) [15 USCS Section 80a-3(c)]) (such portfolio companies, collectively, “Excluded Portfolio Companies” (provision for which is made in Section 1(a)(z)(F) hereof), and the foregoing Persons, other than Excluded Portfolio Companies, the “WLR Group”) shall not be an “Acquiring Person” pursuant to this Section 1(a) for so long as the WLR Group shall be the Beneficial Owner of Common Shares of the Company representing, in the aggregate, not more than 19.9 percent of the Common Shares of the Company then outstanding (such Beneficial Ownership percentage of the WLR Group shall be referred to as the “WLR Grandfathered Percentage”) unless and until the WLR Group shall thereafter acquire Beneficial Ownership of Common Shares in excess of the WLR Grandfathered Percentage, other than pursuant to an acquisition of the Common Shares as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, at which time the WLR Group shall be deemed to be an Acquiring Person; provided, that, notwithstanding any other provision hereof:
(A) the WLR Grandfathered Percentage shall be reduced upon any transfer or disposition of any kind by the WLR Group to any Person that is not a member of the WLR Group of Common Shares issued or issuable to the WLR Group upon exercise of the rights to purchase Common Shares (or securities into which Common Shares may be converted or exchanged) pursuant to the Warrant Agreement, dated June 10, 2009, among the Company, WLR-IV and Parallel Employee Fund (as amended from time to time, the “Warrant”), by subtracting from the WLR Grandfathered Percentage the percentage determined by the quotient (1) the numerator of which is the number of Common Shares issued or issuable to the WLR Group upon exercise of the Warrant that were so transferred or disposed of by the WLR Group and (2) the denominator of which is the number of the Common Shares of the Company then outstanding, in the case of each of clauses (1) and (2), immediately after such shares are so transferred or disposed (the “Reduced WLR Grandfathered Percentage”);
(B) the WLR Group shall not be an Acquiring Person under this Agreement by virtue of its Beneficial Ownership of Common Shares exceeding the WLR Grandfathered Percentage or Reduced WLR Grandfathered Percentage, as applicable, to the extent, and only to the extent, that the WLR Group acquires, or has the right to acquire, Common Shares in an original issuance from the Company pursuant to the exercise of the Warrant or pursuant to Section 6.2 or 6.3 of that certain Investor Rights and Restrictions Restriction Agreement, dated as of June 10, 2009, by and among the Company, WLR-IV, Parallel Employee Fund and WLRCo. (the “IRRA”); provided, however, that the WLR Group may only acquire Beneficial Ownership of Common Shares in excess of the WLR Grandfathered Percentage pursuant to this clause (B), if and only to the extent, (1) it results from the application of the anti-dilution provisions contained in Article 4 of the Warrant or the application of the provisions contained in Section 6.2 or 6.3 of the IRRA and (2) all the Common Shares beneficially owned by members of the WLR Group in excess of the WLR Grandfathered Percentage are subject to the terms and conditions of the voting agreement set forth in Section 4.9 of the IRRA (such Section 4.9, the “Voting Agreement”) and each member of the WLR Group is in material compliance with such Voting Agreement;
(C) from and after the time that the Reduced WLR Grandfathered Percentage is reduced below 12 percent, the WLR Group shall no longer be exempt from the definition of “Acquiring Person” under this Section 1(a) and this Section 1(a)(y) shall be of no further force or effect and the WLR Group shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not at the applicable time subject to this Section 1(a)(y);
(D) Section 1(c) shall not apply to the WLR Group or otherwise for purposes of this Section 1(a)(y) and, notwithstanding the definition of “Beneficial Owner” for determining who is deemed to “beneficially own” any securities as provided in Section 1(c) below, solely for purposes of this Section 1(a)(y) and Section 1(a)(z), the WLR Group shall only be deemed to be the “Beneficial Owner” of and shall only be deemed to “beneficially own” securities which one or more members of the WLR Group beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulation 13D-G thereunder (including judicial and administrative interpretations thereof), in each case as in effect on the date hereof;

(E) (1) neither Invesco Ltd. nor any of its Affiliates or Associates, other than members of the WLR Group (such Persons, other than members of the WLR Group, collectively, “Invesco Entities”), and, individually, an “Invesco Entity”), shall be deemed to beneficially own any Common Shares beneficially owned by any member of the WLR Group so long as (a) customary firewalls designed to restrict the sharing of investment and confidential information exist at the applicable time between such Invesco Entities, on the one hand, and the WLR Group, on the other hand, and (b) such Invesco Entity would be permitted to report its Beneficial Ownership of any and all Common Shares owned by it on Schedule 13G (or successor form) if it owned more than 5% of the then-outstanding Common Shares, and (2) no Common Shares beneficially owned by any Invesco Entity shall be deemed to be beneficially owned by the WLR Group so long as (a) customary firewalls designed to restrict the sharing of investment and confidential information exist at the applicable time between such Invesco Entities, on the one hand, and the WLR Group, on the other hand, and (b) the Invesco Entity owning such Common Shares would be permitted to report its Beneficial Ownership of such Common Shares on Schedule 13G (or successor form) if it owned more than 5% of the then-outstanding Common Shares; and
(F) notwithstanding any other provision hereof, the WLR Group shall not be deemed to be beneficially own Common Shares owned by an Excluded Portfolio Company (“Portfolio Company Shares”), provided that (and only so long as each of the following requirements is satisfied): (1) the Portfolio Company Shares were not acquired with the knowledge, consent or approval of any officer or director of any Person comprising the WLR Group, (2) a number of the Common Shares beneficially owned by members of the WLR Group equal to the number of Common Shares beneficially owned by any Excluded Portfolio Company that causes the WLR Group to be in excess of the WLR Grandfathered Percentage, or if less the number of Common Shares beneficially owned by the WLR Group (excluding Portfolio Company Shares), are subject to the terms and conditions of the Voting Agreement, and (3) as promptly as practicable, but in any event within 60 days after learning that the Beneficial Ownership of Common Shares by the WLR Group exceeds the WLR Grandfathered Percentage, the WLR Group either (a) sells or otherwise divests such number of Qualifying Shares as would cause its Beneficial Ownership of Common Shares not to exceed the WLR Grandfathered Percentage (or, if the WLR Group does not beneficially own a sufficient number of Qualifying Shares (excluding Portfolio Company Shares) to do so, then the WLR Group sells or otherwise divests all of its Qualifying Shares) or (b) takes other appropriate actions to cause its Beneficial Ownership of Common Shares not to exceed the WLR Grandfathered Percentage. For purposes hereof, “Qualifying Shares” means Common Shares that are beneficially owned by a member of the WLR Group, excluding any Common Shares (1) subject to issuance pursuant to the Warrant but that, as of the applicable time, have not been issued by the Company or (2) that are Portfolio Company Shares, unless such Common Shares are held by an Excluded Portfolio Company of which 100% of the equity and voting interests are owned by a member of the WLR Group together with, if applicable, employees and former employees of such Portfolio Company.
     (z) No Person shall become an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 12 percent or more of the Common Shares then outstanding (or with respect to a Grandfathered Stockholder, more than such stockholder’s Grandfathered Percentage, or with respect to the WLR Group, more than the WLR Grandfathered Percentage or Reduced WLR Grandfathered Percentage, as applicable); provided, however, that if a Person shall become the Beneficial Owner of 12 percent or more of the Common Shares then outstanding (or with respect to a Grandfathered Stockholder in excess of such Person’s Grandfathered Percentage, or with respect to the WLR Group, in excess of the WLR Grandfathered Percentage or Reduced WLR Grandfathered Percentage, as applicable) by reason of such share acquisitions by the Company, and thereafter such Person becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed to be an Acquiring Person (but only if such acquisition would cause such Person to become an Acquiring Person) unless upon the consummation of the acquisition of such additional Common Shares such Person does not own 12 percent or more of the Common Shares then outstanding (or with respect to a Grandfathered Stockholder in excess of such Person’s Grandfathered Percentage, or with respect to the WLR Group, in excess of the WLR Grandfathered Percentage or Reduced WLR Grandfathered Percentage, as applicable). If the Board of Directors determines in good faith that a Person who would otherwise be an Acquiring Person became such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an Acquiring Person or (B) such Person was aware of the extent of its Beneficial Ownership of Common Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person as promptly as practicable divested or divests itself of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be or to have become an Acquiring Person by reason of the acquisitions to which the Board’s determination applies, for any purposes of this Agreement. For purposes of this Section 1(a), in determining the percentage of the outstanding Common Shares with respect to which a Person is the Beneficial Owner (A) all shares as to which such Person is deemed the

Beneficial Owner shall be deemed outstanding and (B) shares which are subject to issuance upon the exercise or conversion of outstanding conversion rights, rights, warrants and options other than those referred to in (A) shall not be deemed outstanding. Any determination made by the Board of Directors as to whether any Person is or is not an Acquiring Person shall be conclusive and binding upon all holders of Rights.
2. Effect on Agreement. Except as amended hereby, all other terms of the Agreement shall remain in full force and effect.
3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its duly authorized officers, all as of the date and year first written above.

THE GREENBRIER COMPANIES, INC.		COMPUTERSHARE TRUST COMPANY, N.A.

/s/ Mark J. Rittenbaum		/s/ Dennis V. Moccia
By:	Mark J. Rittenbaum	By:	Dennis V. Moccia
Its:	Executive Vice President, Treasurer and	Its:	Manager, Contract Administration
Chief Financial Officer

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